________________________________________________________________________________


                             SECURED LOAN AGREEMENT

                           Dated as of March 12, 1998

                                     between

                   RESOURCE PROPERTIES XLIX, INC., as Borrower

                                       and

                 MERRILL LYNCH MORTGAGE CAPITAL INC., as Lender


________________________________________________________________________________

                                TABLE OF CONTENTS

                                                                            Page

PRELIMINARY STATEMENT........................................................ 1

ARTICLE IDEFINITIONS......................................................... 1

ARTICLE II LOAN.............................................................. 9
    SECTION 2.01.  Loan...................................................... 9
    SECTION 2.02.  The Note.................................................. 9
    SECTION 2.03.  Interest on Loan..........................................10
    SECTION 2.04.  Capital Adequacy; Increased Costs; Illegality.............10
    SECTION 2.05.  Security..................................................10
    SECTION 2.06.  Payments from Net Cash Flow...............................10
    SECTION 2.07.  Optional Prepayments; Break Funding.......................12
    SECTION 2.08.  Place and Time of Payment.................................12

ARTICLE III CONDITIONS TO LOAN...............................................12
    SECTION 3.01.  Conditions Precedent to Loan..............................12

ARTICLE IV WARRANTIES AND REPRESENTATIONS....................................16
    SECTION 4.01.  Warranties and Representations of Borrower................16

ARTICLE V COVENANTS..........................................................19
    SECTION 5.01.  Maintenance of Existence..................................19
    SECTION 5.02.  Maintenance of Records....................................19
    SECTION 5.03.  Maintenance of Insurance..................................20
    SECTION 5.04.  Compliance with Laws; Payment of Taxes....................20
    SECTION 5.05.  Right of Inspection.......................................20
    SECTION 5.06.  Compliance with Transaction Documents.....................20
    SECTION 5.07.  Payment of Costs..........................................20
    SECTION 5.08.  Payment of Lender's Expenses..............................20
    SECTION 5.09.  Special Purpose Entity; Other Limitations.................21
    SECTION 5.10.  Reporting and Miscellaneous Document Requirements.........21
    SECTION 5.11.  Management of Mortgaged Property..........................23
    SECTION 5.12.  Acquisition of Mortgaged Property.........................24
    SECTION 5.13.  Fictitious Name, etc......................................25
    SECTION 5.14.  Transfers of Shareholder Interests........................25
    SECTION 5.15.  Notice of Sale............................................25
    SECTION 5.16.  Major Decisions...........................................25
    SECTION 5.17.  Further Assurances........................................25

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ARTICLE VI EVENTS OF DEFAULT.................................................26
    SECTION 6.01.  Events of Default.........................................26
    SECTION 6.02.  Consequence of Event of Default...........................27

ARTICLE VII MISCELLANEOUS....................................................28
    SECTION 7.01.  Modification of Agreement.................................28
    SECTION 7.02.  No Waiver by Lender.......................................28
    SECTION 7.03.  Non-Recourse..............................................29
    SECTION 7.04.  Indemnification...........................................29
    SECTION 7.05.  Severability..............................................30
    SECTION 7.06.  Parties...................................................30
    SECTION 7.07.  Waivers by Borrower.......................................30
    SECTION 7.08.  Debtor-Creditor Relationship; No Partnership..............30
    SECTION 7.09.  Governing Law; Submission to Non-exclusive Jurisdiction;
                   Waiver of Objection to Inconvenient Forum.................31
    SECTION 7.10.  Waiver of Jury Trial......................................31
    SECTION 7.11.  Restoration or Set Aside..................................31
    SECTION 7.12.  Notices...................................................31
    SECTION 7.13.  Headings and References...................................32
    SECTION 7.14.  Counterparts..............................................32
    SECTION 7.15.  Survival of Representations and Warranties................33
    SECTION 7.16.  Entirety..................................................33

Exhibits
---------
         Exhibit A   Form of Promissory Note
         Exhibit B   Underlying Loan Documents
         Exhibit C   Monthly Reports and Information

                SECURED LOAN AGREEMENT ("Agreement") dated as of March 12, 1998, between RESOURCE PROPERTIES XLIX, INC., a Delaware corporation ("Borrower"), and MERRILL LYNCH MORTGAGE CAPITAL INC., a Delaware corporation ("Lender").

                              PRELIMINARY STATEMENT

                Borrower wishes to borrow and Lender has agreed to fund the sum of $55,000,000 on the terms and subject to the conditions contained in this Agreement and the other Loan Documents (as defined below) to provide, among other things, financing for Borrower's acquisition of the Mortgage Loan (as defined below).

                In consideration of the terms and conditions set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                "Administration Expenses" means, as of any date of determination, the sum of (i) fees and expenses payable by Borrower to or at the direction of Manager or Custodian pursuant to the Management Agreement and the Custodial Agreement, respectively, and to the extent, in the case of expenses payable to or at the direction of Manager, such expenses have been previously approved by Lender under the Operating Budget or otherwise in writing and (ii) ongoing, third-party, out-of-pocket legal and accounting fees and expenses actually paid by Borrower, and the reasonable operating expenses of Borrower incurred and paid by Borrower, in each case to the extent that such fee or expense is authorized by the Operating Budget or otherwise approved in writing by Lender.

                "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such first Person.

                "Agents Recognition Agreement" means the Recognition, Subordination and Non-Petition Agreement, dated March __, 1998, by and among Lender, Manager and Disbursing Agent.

                "Agreement" means this Secured Loan Agreement, as amended or supplemented from time to time.

                "Bankruptcy Code" means the Bankruptcy Code of 1978, Title 11 of the United States Code, as amended from time to time.

                "Borrower" has the meaning specified in the first paragraph of this Agreement.

                "Borrower Collection Account" has the meaning specified in
Section 2.06(b).

                "Borrower Account" has the meaning specified in Section 2.06(b).

                "Borrower Working Capital Account" has the meaning specified in
Section 2.06(b).

                "Business Day" means any day excluding Saturday, Sunday and any day on which banking institutions located in New York, New York are authorized or required by law to remain closed.

                "Bylaws" means the bylaws of Borrower, dated as of March __, 1998, as may be amended, supplemented or replaced from time to time.

                "Collateral Assignment of Deed of Trust@ means the Collateral Assignment of Deed of Trust and Other Documents, dated March 12, 1998, from Borrower in favor of Lender.

                "Certificate of Incorporation" means the certificate of incorporation of Borrower, as filed with the Secretary of State of the State of Delaware on March __, 1998, as such certificate may be amended from time to time in accordance with this Agreement.

                "Closing Date" means March 12, 1998, or such other date to which Lender and Borrower mutually agree.

                "Collateral" has the meaning specified in the Security
Agreement.

                "Collections" means all collections received with respect to the Mortgage Loan or Mortgaged Property, including principal and interest payments, lease or other revenues from the use or occupancy of the Mortgaged Property and, disposition and/or liquidation proceeds.

                "Commercial Paper Rate" means, for each applicable Interest Period (or portion thereof), if any, the per annum rate published in the Wall Street Journal on the first day of such Interest Period (or portion thereof) for high-grade thirty-day commercial paper sold through dealers by major corporations.

                "Current Interest" has the meaning specified in Section 2.06(a).

                "Custodial Agreement" means the custodial agreement, dated as of the date hereof, between Custodian and Lender, as such agreement may be amended, supplemented or replaced from time to time.

                "Custodian" means State Street Bank and Trust Company, as custodian under the Custodial Agreement, and any successor custodian.

                "Debt" with respect to Borrower, means (i) any indebtedness, contingent or otherwise, for borrowed money or the deferred purchase price of property or services or evidenced by notes, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any Lien existing on any asset owned or held by Borrower whether or not Borrower has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement (the principal amount of such obligation being deemed to be notional principal amount on which such swap is based), and (v) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i),
(ii), (iii), and (iv) above, provided that "Debt" shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of Borrower's business and are not delinquent or are being contested by Borrower in good faith in appropriate proceedings.

                "Default" means any condition or event which, with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

                "Default Administration Fee" means the fee payable pursuant to
Section 6.02(d) by Borrower to Lender upon the occurrence of an Event of Default, which fee shall equal two percent (2%) of the Principal Amount outstanding on the date such fee becomes payable.

                "Default Rate" means a rate per annum equal to five percent (5%) above the then LIBOR Interest Rate.

                "Disbursing Agent" means Commercial Title Group, Ltd.

                "Disbursing Agreement" means the Disbursing Agreement, dated March __, 1998, among Borrower, Disbursing Agent and the Debtor parties.

                "Delinquent Interest" has the meaning specified in Section 2.06(a).

                "Dollars" and the symbol "$" each means lawful currency of the United States.

                "Earned Income" means any and all earnings or income realized in respect of amounts from time to time on deposit in the Borrower Collection Account, the Manager Collection Account established pursuant to the Management Agreement.

                "Environmental Claim" means any notice, claim, administrative or judicial action, suit, demand or other written communication by any Governmental Authority alleging liability arising out of, based on or resulting from (i) the presence, use or release into the environment of any Hazardous Materials on or from the Mortgaged Property or (ii) any violation, or alleged violation, of any Environmental Law as a result of the use, operation or ownership of the Mortgaged Property.

                "Environmental Law" means all federal, state or local laws, statutes, ordinances or regulations pertaining to the environmental conditions on, under or about, or the release of Hazardous Materials onto, the Mortgaged Property.

                "Event of Default" means any of the events specified in Section 6.01.

                "Exit Fee" means the fee payable pursuant to Section 2.07(a), equal to 0.75% of that portion of the Principal Amount repaid, whether at maturity or otherwise, from a source other than Collections.

                "GAAP" means generally accepted accounting principles in the United States in effect from time to time, provided that any financial statement prepared in accordance with GAAP shall be based on accounting principles consistently applied during the period covered by such financial statement.

                "Governmental Authority" means any domestic or foreign government, including any federal, state, or local government and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                "Hazardous Materials" means any substance that is or becomes regulated by, or that may form the basis of liability under, any Environmental Law, including, in whatever form, any oil, petroleum, chemicals, asbestos, polychlorinated biphenyls, flammable, explosive or radioactive materials or any "Hazardous Waste", "Hazardous Material", "Toxic Substance" or "Hazardous Substance" as those or similar terms are used in any Environmental Law.

                "include", "includes", "included" and "including" mean include, includes, included and including, in each case without limitation by reason of enumeration.

                "Initial Certification" has the meaning specified in the Custodial Agreement.

                "Interest Period" means each period during which interest at the LIBOR Interest Rate shall be applicable to the Principal Amount; provided, however, that (1) the initial Interest Period hereunder shall be the period from and including April 10, 1998 to but excluding the first Payment Date and (2) each such period (other than the initial Interest Period) shall be approximately one month, and shall be measured, in each case, from and including a Payment Date to but excluding the next Payment Date.

                "Involuntary Proceeding" means the commencement of a proceeding or case by any party other than Lender in any court having jurisdiction, seeking
(i) relief in respect of Borrower in an involuntary case or other similar proceeding under any federal or state bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a trustee, receiver, liquidator, custodian or other similar official for Borrower or for any substantial part of the property of Borrower, in each case without the consent of Borrower.

                "Lender" has the meaning specified in the first paragraph of this Agreement, and also means any other Person that becomes a Lender pursuant to Section 7.07.

                "Lender Account" has the meaning specified in Section 2.06(b).

                "Lender Mortgage" has the meaning specified in Section 5.12.

                "LIBOR Base Rate" means, for any LIBOR Determination Date, (1) the rate (expressed as a percentage per annum and rounded up to the nearest 1/8th of 1%) that appears as one-month LIBOR on Telerate Page 3750 as of 11:00 a.m., New York City time, on such LIBOR Determination Date or (2) if such rate does not appear on Telerate Page 3750 as of 11:00 a.m., New York City time, on the applicable LIBOR Determination Date, the arithmetic mean of the offered rates (expressed as a percentage as annum, rounded up to the nearest 1/8th of 1%) for deposits in Dollars for a period of one month that appears on the Reuters Screen LIBO Page as of 11:00 a.m., New York City time, on such LIBOR Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBO Page as of 11:00 a.m., New York City time, on the applicable LIBOR Determination Date, Lender will request the principal London office of each of four major reference banks in the London interbank market selected by Lender to provide such banks' respective offered quotations (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in Dollars for a period of one month as of 11:00 a.m., London time, on such LIBOR Determination Date for amounts of not less than $1,000,000. If at least two such offered quotations are so provided, the LIBOR Base Rate will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender will request each of three major banks in New York City selected by Lender to provide such banks' respective rates (expressed as a percentage per annum) for loans in Dollars to leading European banks for a period of one month as of approximately 11:00 a.m., New York City time, on the applicable LIBOR Determination Date for amounts of not less than $1,000,000. If at least two such rates are so provided, the LIBOR Base Rate will be the arithmetic means of such rates. If fewer than two such rates are so provided, or if, for any other reason, the LIBOR Base Rate cannot be determined for any Interest Period (or portion thereof) as provided above, then the LIBOR Base Rate for such Interest Period (or portion thereof) shall be deemed to be the Commercial Paper Rate, provided that if the LIBOR Base Rate can once again be determined, as provided above, for the balance of an Interest Period, then the LIBOR Interest Rate shall be determined based upon a LIBOR Base Rate which assumes that the relevant "Interest Period" is the balance of the Interest Period in question. The LIBOR Base Rate for the initial Interest Period is 5.75% per annum.

                "LIBOR Business Day" means a Business Day on which dealings in Dollar deposits are carried out in the London interbank market and banks are open for business in London.

                  "LIBOR Determination Date" means (1) with respect to the initial Interest Period, April 8, 1998 and (2) with respect to any Interest Period other than the initial Interest Period, the second LIBOR Business Day prior to the Payment Date on which such Interest Period commences.

                  "LIBOR Interest Rate" means a rate per annum (expressed as a percentage), as determined by Lender, equal to the sum of (1) the LIBOR Base Rate for the applicable Interest Period, plus (2) the Relevant LIBOR Spread (except that if Lender sells, transfers, grants or assigns all or any part of Lender's interests hereunder, including by way of participation, to a Person subject to the LIBOR requirements of Regulation D, "LIBOR Interest Rate" shall mean a rate per annum (expressed as a percentage), as determined by Lender, equal to the sum of (a) the quotient of (i) the Base Rate for the applicable Interest Period divided by (ii) one minus the LIBOR Reserve Requirement, plus
(b) the Relevant LIBOR Spread).

                  "LIBOR Reserve Requirement" means, for any Interest Period in which the LIBOR Reserve Requirement shall be applicable, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the LIBOR Reserve Requirement shall also reflect any other reserves required to be maintained by such member banks by reason of any regulatory change of any Governmental Authority with respect to (1) any category of liabilities that includes deposits by reference to which the LIBOR Base Rate is to be determined as provided in the definition of "LIBOR Base Rate" in this Agreement or (2) any category of extensions of credit or other assets which include loans the interest rate in respect of which is determined on the basis of rates referred to in such definition of "LIBOR Base Rate".

                  "Lien" means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien (statutory or other), or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including any agreement to give or grant a lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

                "Loan" means the secured loan to be made by Lender to Borrower hereunder on the Closing Date.

                "Loan Amount" means the sum of $55,000,000.

                "Loan Documents" means this Agreement, the Note, the Security Agreement, the Partnership Interest Pledge Agreement, any Lender Mortgage and any other agreement, instrument, document or financial statement contemplated by or delivered pursuant to any of the foregoing.

                "Loan Fees and Expenses" has the meaning specified in Section 2.06(a).

                "Management Agreement" means the Management Agreement, dated as of March __, 1998, between Borrower and Manager, as such agreement may be amended, supplemented or replaced from time to time.

                "Manager" means Brandywine Construction & Management, Inc. as manager under the Management Agreement, and any successor manager (or, prior to the conveyance of the Mortgaged Property to Borrower or its designee pursuant to the Plan of Reorganization, the Liquidating Trustee under the Liquidating Trust Agreement).

                "Manager Recognition Agreement" means the Recognition, Subordination and Non-Petition Agreement, dated March __, 1998 between Lender and Manager.

                "Material Agreement" means any agreement, commitment or understanding (a) that requires payment by Borrower of more than $100,000 in any 12-calendar month period and (b)(i) that is not cancelable by Borrower upon thirty (30) days' or less notice without liability for further payment and/or
(ii) that is not assignable without consent of the other party thereto.

                "Material Adverse Effect" means, in the reasonable judgment of Lender, a material adverse effect: (i) on the business, properties, assets, condition (financial or otherwise) or operations of Borrower since the Closing Date; (ii) on Borrower's ability to perform its obligations under this Agreement; or (iii) on the enforceability or priority of Lender's security interest in the Collateral.

                "Maturity Date" means July 1, 1999 (or, if such day is not a Business Day, the immediately succeeding Business Day).

                "Mortgage Loan" means the loan, in the aggregate original principal amount of $80,000,000, evidenced and secured by the Underlying Loan Documents.

                "Mortgaged Property" means the real property that constitutes security for the Mortgage Loan.

                "Net Cash Flow" means, with respect to any Payment Date, Collections minus Administration Expenses plus Earned Income, in each case received or paid prior to such Payment Date.

                "Note" means the promissory note of Borrower referred to in
Section 2.02 (a form of which is attached hereto as Exhibit A), as such note may be amended, supplemented or replaced from time to time.

                "Obligations" means (i) all indebtedness, obligations and liabilities of Borrower to Lender arising under, or in connection with, the Loan Documents, whether now existing or hereafter arising; (ii) any and all sums paid by Lender in order to preserve the Collateral or its security interest therein; (iii) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of Borrower referred to in clause (i), the expenses of taking or retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by Lender of its rights with respect to the Collateral under the Loan Documents, together with reasonable attorneys' fees and expenses and court costs; and (iv) all indemnity obligations of Borrower to Lender pursuant to the Loan Documents.

                "Operating Budget" means the operating budget for Administrative Expenses of Borrower, and otherwise as such budget may be modified or updated with the prior written approval of Lender, which Operating Budget shall be consistent with the Plan of Reorganization and the Property Operating Budget.

                "Origination Fee" means an amount equal to $825,000.

                "Payment Date" means the 10th day of each calendar month, or if such day is not a Business Day, the immediately succeeding Business Day, commencing May 10, 1998.

                "Permitted Liens" means (a) Liens created by the Loan Documents,
(b) Liens for taxes, assessments and governmental charges or levies either (i) not yet due and payable or (ii) being contested by Borrower in good faith and by appropriate proceedings and as to which reserves in an amount reasonably designated by Lender are being maintained by Borrower and (c) Liens approved in writing by Lender in favor of Resource Assets Investment Trust.

                "Person" means any natural person, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

                "Plan" means an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

                "Plan of Reorganization" means, Lender's Plan of Reorganization for Debtor in re: The Avenue All Stars Limited Partnership, as confirmed by the United States Bankruptcy Court for the District of Columbia on February 24, 1998 (Case No. 97-1386, Chapter 11).

                "Property Operating Budget" means (i) the operating budget for the Mortgaged Property approved by the United States Bankruptcy Court for the District of Columbia as part of the Plan of Reorganization and (ii) any operating budget for the Mortgaged Property proposed by Borrower and approved in writing by Lender following Borrower's acquisition of the Mortgaged Property pursuant to the Plan of Reorganization.

                "Principal Amount" means the principal amount of the Loan outstanding from time to time.

                "Purchase Agreement" means the Agreement for Purchase and Sale, dated March 4, 1998, between Resource America, Inc., as purchaser, and The Dai-Ichi Kangyo Bank, Limited, New York Branch, as seller.

                "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time, or any similar law from time to time in effect.

                "Relevant LIBOR Spread" means (i) except as provided in clause
(ii), a rate per annum equal to two and one-half percent (2.50%) until September 9, 1998, and four percent (4.0%) from September 10, 1998 through the date upon which all Obligations have been paid in full, and (ii) for each Interest Period (or portion thereof) during the continuance of an Event of Default, a rate per annum equal to the Default Rate.

                "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying London interbank rates in Dollars).

                "Security Agreement" means the Pledge and Security Agreement, dated as of the date hereof, between Borrower, as pledgor, and Lender, as secured party, as such agreement may be amended or supplemented from time to time.

                "Seller" means The Dai-Ichi Kangyo Bank, Limited, New York Branch, in its capacity as seller of the Mortgage Loan under the Purchase Agreement.

                "Stock Pledge Agreement" means the Stock Pledge Agreement, dated as of the date hereof, between Resource Properties, Inc., as pledgor, and Lender, as secured party, as such agreement may be amended, supplemented or replaced from time to time.

                "Transaction Documents" means, collectively, the Custodial Agreement and the Management Agreement.

                "UCC" means at any time the Uniform Commercial Code as in effect in the State of New York; provided that if, by reason of mandatory provisions of law, the validity or perfection of Lender's security interest in any item of Collateral is governed by the UCC or any similar law as in effect in a jurisdiction other than New York, "UCC" means the UCC or such similar as in effect in such other jurisdiction for purposes of the provisions hereof relating to such validity or perfection.

                "Underlying Borrower" means The Avenue All Stars Limited Partnership and its successors and assigns as obligor under the Mortgage Loan.

                "Underlying Loan Documents" means all agreements, documents or instruments evidencing, securing, guaranteeing or otherwise relating to the Mortgage Loan, including the "Loan Documents" listed on Exhibit B hereto.

                In addition, references in this Agreement to the approval, determination, satisfaction or opinion of Lender shall mean, except as otherwise expressly provided, such approval, determination, satisfaction or opinion as determined in Lender's sole discretion.


                                   ARTICLE II

                                      LOAN

                SECTION II.1. Loan. On the terms and subject to the conditions set forth herein, Lender agrees to make the Loan to Borrower on the Closing Date in the principal amount equal to the Loan Amount.

                SECTION II.2. The Note. The Loan shall be evidenced by a promissory note of Borrower substantially in the form of Exhibit A, dated the Closing Date, duly executed and delivered by Borrower, scheduled to mature on the Maturity Date, and payable to Lender. Lender shall, and is hereby irrevocably authorized by Borrower to, endorse Schedule A to the Note to evidence the date and amount of each payment or prepayment of principal of the Loan. Lender shall furnish a photocopy of such Schedule to Borrower from time to time upon request of Borrower and shall correct any error in such Schedule after submission of evidence reasonably satisfactory to Lender of such error. The outstanding principal amount of the Loan shown on Schedule A to the Note shall be presumptive evidence as of any date of determination of the Principal Amount owing to Lender with respect to the Loan.

                SECTION II.3. Interest on Loan. Interest on the Loan shall accrue from the Closing Date on the unpaid Principal Amount until such amount shall become due and payable (whether at the stated maturity of the Note, by acceleration or otherwise) at the LIBOR Interest Rate as in effect from Interest Period to Interest Period. Interest for any period shall be calculated on the basis of the actual number of days elapsed and a 360-day year and shall be payable as provided herein and in the Note. Notwithstanding anything herein to the contrary, the interest on the Loan shall not exceed the maximum amount permitted by applicable law and, to the extent that any payments in excess of such permitted amount are received by Lender, such excess shall be considered payments in respect of the Principal Amount.

                SECTION II.4. Capital Adequacy; Increased Costs; Illegality. If Lender shall determine that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender's capital as a consequence of its obligations hereunder or credit extended by it hereunder to a level below that which Lender would have achieved but for such adoption, change or compliance by an amount deemed by Lender to be material, then from time to time as specified by Lender, Borrower shall pay promptly such additional amount or amounts as will compensate Lender for such reduction as it accrues.

                SECTION II.5. Security. The Loan shall be secured by first-priority Liens on all tangible and intangible property of Borrower, whether now owned by Borrower or hereafter acquired, as provided herein and in the Security Agreement.

                SECTION II.6. Payments from Net Cash Flow. (1) On each Payment Date, all Net Cash Flow deposited into the Borrower Collection Account on or after the preceding Payment Date shall be applied, subject to Section 4.03 of the Security Agreement, to pay the following in full in the following order of priority:

                           first, to the interest accrued on the Loan during the
                Interest Period ending on the day preceding such Payment Date ("Current Interest");

                           second, to pay interest, if any, accrued and unpaid
                on the Loan during any Interest Period preceding the Interest Period ending on the day preceding such Payment Date ("Delinquent Interest");

                           third, to pay any fees, expenses and penalties then
                payable to Lender under the Loan Documents, including, without limitation, under Sections 5.08, 5.12, 7.03 and 7.11 hereof and under Sections 3.03, 3.05, 4.06, 4.07(b), 5.13 and 5.14 of the
                Security Agreement (collectively, "Loan Fees and Expenses").

                           fourth, (x) for the period to but excluding April 10,
                1998, 100% of the remaining Net Cash Flow shall be paid to Borrower, (y) for Payment Dates in May and June of 1998 and no Event of Default has occurred and is continuing, 50% of the remaining Net Cash Flow shall be applied to the Principal
                Amount and 50% of the remaining Net Cash shall be paid to Borrower, and (z) for all Payment Dates after the Payment Date in June, 1998 or an Event of Default has occurred and continuing, all of the remaining Net Cash Flow shall be applied to the Principal Amount until paid in full and then paid to Borrower.

                (2) Borrower represents that pursuant to the Management Agreement, Manager has established a deposit account in the name of Borrower (the "Borrower Collection Account"), into which account Manager is required to deposit all Collections received by Manager. Borrower shall not, without the approval of Lender, change the depository institution at which is established the Borrower Collection Account, the Borrower's working capital account (the "Borrower Working Capital Account") or any other bank account in the name or under the control of Borrower (each such account, the Borrower Collection Account and the Borrower Working Capital Account, each a "Borrower Account"). If an Event of Default shall have occurred and be continuing, (i) Borrower shall, promptly upon request by Lender, cause Manager immediately to remit all amounts then on deposit in the Borrower Collection Account to an account designated by and under the sole dominion and control of Lender or its designee (a "Lender Account") and cause each other depository institution at which a Borrower Account is established to remit all amounts then on deposit in such account to a Lender Account and (ii) Lender shall immediately be entitled to transfer or cause to be transferred to a Lender Account any and all amounts on deposit in each Borrower Account. The Management Agreement shall contain an acknowledgment by the Manager that Lender can itself direct Manager to remit amounts to a Lender Account.

                (3) Borrower shall cause Manager to remit to Lender on each Payment Date all Net Cash Flow for such Payment Date, net of the amounts (the "Borrower Amounts") payable to Borrower pursuant to priority fourth (if applicable) of Section 2.06(a). Borrower shall not authorize Manager to make any remittances from the Borrower Collection Account other than (i) payments to Lender as required by the preceding sentence, and (ii) payments of Borrower Amounts on the related Payment Dates to or as instructed by Borrower, (iii) subject to the Operating Budget, payments of amounts representing Administrative Expenses, which amounts shall be remitted by Manager to the Borrower Working Capital Account and used by Manager to pay such Administrative Expenses. A copy of each set of instructions delivered by Borrower to Manager for any such payment purpose shall be delivered by Borrower to Lender simultaneously with Borrower's delivery of such instructions to Manager.

                SECTION II.7. Optional Prepayments; Break Funding. (1) Borrower may prepay the Principal Amount in whole or in part on the last day of any Interest Period, upon not less than ten (10) days' irrevocable prior notice to Lender. Each optional prepayment pursuant to this Section shall be accompanied by the payment of interest accrued to the date of such prepayment on the Principal Amount, plus, if such prepayment is from a source other than Collections, the Exit Fee. If the initial Lender or an Affiliate thereof is the source of the funds from a permanent financing used to make such prepayment, the Exit Fee shall not be payable. Any amounts prepaid may not be reborrowed.

                (2) Borrower shall reimburse Lender on demand for any loss incurred or to be incurred by Lender in the reemployment of the funds released by any optional prepayment of Principal Amount if such prepayment occurs (i) other than on the last day of an Interest Period or (ii) on less than ten (10) days' irrevocable prior notice to Lender. Such loss shall be the difference, as reasonably determined by Lender, between the amount that would have been realized by Lender for the remainder of such Interest Period based on the LIBOR Base Rate applicable for such Interest Period and any lesser amount that would be realized by Lender in reemploying the funds received in optional prepayment by making a loan of the same type (but utilizing the then-applicable LIBOR Base Rate) in the principal amount optionally prepaid during the period from the date of such prepayment to the last day of the then-applicable Interest Period.

                SECTION II.8. Place and Time of Payment. Borrower shall make
(or cause to be made) each payment it is required to make (or cause to be made) hereunder in Dollars, as provided in Sections 2.06, 2.07 or otherwise, not later than 12:00 noon, New York City time, on the date due, by transfer of immediately available funds to the following account: Merrill Lynch MCI-Firm, account number 00-813-108, at Bankers Trust, New York, New York, ABA number 021-00-1033, reference Evening Star (attention: Carol Han) (or to such other account and in such location as Lender may direct Borrower in writing at least two Business Days prior to the applicable payment date). Payments received on such date after such time shall be deemed to have been received on the next succeeding Business Day.


                                   ARTICLE III

                               CONDITIONS TO LOAN

                SECTION III.1. Conditions Precedent to Loan. Lender's obligations to make the Loan on the Closing Date shall be subject to the fulfillment (or waiver in writing by Lender) of the following conditions precedent:

                (1) Borrower shall have delivered to Lender this Agreement, which shall be duly executed by Borrower.

                (2) The Note in form and substance reasonably satisfactory to Lender, shall each have been duly executed and delivered by Borrower to Lender.

                (3) The Security Agreement and the Stock Pledge Agreement, in each form and substance satisfactory to Lender, shall have been duly executed and delivered by Borrower and Resource Properties Inc., respectively, to Lender.

                (4) The Custodial Agreement, in form and substance satisfactory to Lender, shall have been duly executed and delivered to Lender by Custodian and Borrower shall have paid all fees and expenses of Custodian in connection therewith.

                (5) Lender shall have received from Custodian the Initial Certification in form and substance satisfactory to Lender.

                (6) Agents Recognition Agreement and Manager Recognition Agreement.

                (7) Lender shall have received a true, correct and complete copy of the Purchase Agreement.

                (8) Lender shall have received a copy of the Management Agreement, together with an acknowledgment executed by Manager, in form and substance reasonably satisfactory to Lender, with respect to the nature and priority of amounts payable to the Manager thereunder, with respect to the institution of an Involuntary Proceeding as to Borrower and with respect to the matters referred to in Section 2.07(b) and (c).

                (9) Lender shall have received from Borrower evidence in form and substance satisfactory to Lender that the conditions set forth in the Plan of Reorganization have been satisfied, including, without limitation, (i) delivery of the Lists by Borrower to the Disbursing Agent to Section 3 of each of the Disbursing Agreement and the Liquidating Trust Agreement and (ii) delivery by the Underlying Borrower to the Disbursing Agent of the Conveyancing Documents pursuant to Section 4 of each of the Disbursing Agreement and the Liquidating Trust Agreement.

                (10) Lender shall have received copies, certified to be true and correct by the President of Borrower, (i) of all documents (including the Certificate of Incorporation and a good standing certificate (dated the most recent practicable date prior to the Closing Date) from the Secretary of State of the State of Delaware) evidencing the formation, organization, valid existence and good standing of Borrower, (ii) a copy of the Bylaws and (iii) of all documents evidencing the due authorization by Borrower of the execution, delivery, and performance by Borrower of the Loan Documents.

                (11) Endorsement of the existing Title Policy as of the Closing Date and endorsement of the Collateral Assignment of Deed of Trust in favor of Lender.

                (12) Borrower shall have executed and delivered financing statements on form UCC-1 satisfactory to Lender, and Borrower shall have taken any such other action as Lender shall have reasonably requested in order to perfect the security interests created pursuant to the Loan Documents.

                (13) Lender shall have received any letters of credit or other cash and non-cash collateral held by Borrower as security for the performance of any of the obligations of the Underlying Borrower.

                (14) No Default or Event of Default shall have occurred and be continuing on the Closing Date.

                (15) Each representation and warranty of Borrower in the Loan Documents shall be true and correct in all material respects on and as of the Closing Date.

                (16) Since its formation, there shall not have occurred any material adverse change in the business, financial condition or results of operations of Borrower, or any event, condition or state of facts that would reasonably be expected to affect materially and adversely the business, financial condition or results of operations of Borrower.

                (17) Lender shall have received a Certificate of Borrower, dated the Closing Date, stating that, to the knowledge of the President of Borrower signing such Certificate, after due inquiry, the statements set forth in clauses (n), (o) and (p) above are true and correct on and as of the Closing Date and Borrower has satisfied all conditions set forth in this Section 3.01 other than those waived in writing by Lender.

                (18) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed, before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby or which in Lender's judgment would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

                (19) Lender shall have received opinions from Ledgewood Law Firm, P.C., counsel to Borrower, in form and substance satisfactory to Lender, addressing enforceability of the Loan Documents, creation and perfection of security interests and such other matters as Lender may request.

                (20) Lender shall have received the Origination Fee and interest payable on the Loan for the period from and including the Closing Date to and including April 9, 1998, which, unless otherwise directed by Borrower in writing at least two Business Days prior to the Closing Date, shall be withheld by Lender from the proceeds of the Loan.

                (21) Borrower shall have paid all reasonable costs and expenses, including Lender's due diligence expenses and the legal fees and expenses of counsel to Lender, incurred by Lender in connection with this Agreement through the Closing Date, which, unless otherwise directed by Borrower in writing at least two Business Days prior to the Closing Date, shall be withheld by Lender from the proceeds of the Loan.

                (22) Lender shall have received evidence satisfactory to it that the balance of the Purchase Price for the Mortgage Loan shall have been remitted to the Seller and that the proceeds of the Loan shall be used by Borrower only to acquire the Mortgage Loan and to pay closing costs relating to the Loan and the Plan of Reorganization, including the Origination Fee; and no Debt of Borrower shall be outstanding other than the Obligations, and the duties and obligations of Borrower under the Transaction Documents.

                (23) Lender shall have received copies of the results of current UCC searches conducted in appropriate jurisdictions with respect to Borrower and the Collateral.

                (24) Lender shall have received evidence that the insurance policies required to be maintained pursuant to the Plan of Reorganization with respect to the Mortgaged Property are in full force and effect, together with either (x) appropriate evidence showing loss payable clauses in favor of Lender.

                (25) Lender shall have received copies of all surveys in respect of the Mortgaged Property, if any, that are in the possession of Borrower.

                (26) Lender shall have received such evidence as shall be reasonably required by Lender in order to determine the extent to which the Mortgaged Property and the usage thereof comply with all applicable zoning, building, health, traffic, environmental, safety and other laws, regulations and rules applicable thereto, and with other fire, safety and health standards.

                (27) Lender shall have received copies of all engineering reports or architect's certificates in respect of the Mortgaged Property, if any, that are in the possession of Borrower.

                (28) Lender shall have received copies of all environmental assessment reports in respect of the Mortgaged Property that are in the possession of Borrower.

                (29) Lender shall have received copies of all certificates of occupancy, building permits and other licenses, certificates, approvals or consents required of any Governmental Authority that relate to the Mortgaged Property and that are in the possession of Borrower.

                (30) Lender shall have received copies of such title searches, violation searches, lien searches and similar documents that are in the possession of Borrower and that relate to the Underlying Borrower or the Mortgaged Property.

                (31) Lender shall have received from Borrower such other documents, opinion letters, approvals and certificates as Lender may reasonably request.

                (32) Lender shall have received an acknowledgment from the depository institution at which the Borrower Accounts are established that Lender has a security interest in such Borrower Accounts and following an Event of Default Lender has the authority to transfer all amounts then on deposit in such accounts to another depository institution designated by and for the sole benefit of Lender.

                  All documents delivered pursuant to this Section 3.01 shall be in form and substance satisfactory to Lender in all material respects and all legal matters in connection with the Loan shall be customary and proper and shall be reasonably satisfactory in form and substance to Lender.


                                   ARTICLE IV

                         WARRANTIES AND REPRESENTATIONS

                  SECTION IV.1. Warranties and Representations of Borrower. Borrower warrants and represents that:

                  (1) Good Standing; Qualification to do Business. Borrower is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business in all other jurisdictions the laws of which require Borrower to be so qualified or licensed, except for such jurisdictions wherein the failure of Borrower to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect.

                  (2) Enforceability of Loan Documents. Each Loan Document, upon execution and delivery by Borrower and Lender, shall constitute (assuming due authorization, execution and delivery by Lender and that Lender has full power, authority and legal right to enter into and perform its respective obligations thereunder) a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject (as to enforceability) to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

                  (3) Enforceability of Transaction Documents. The Transaction Documents are in full force and effect and constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject (as to enforceability) to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

                  (4) Power; Due Authorization. Borrower has the power under its organizational documents, and is duly authorized, to execute and deliver, and to perform its obligations under, each of the Loan Documents.

                  (5) No Conflict. Neither the execution and delivery of any Loan Document nor the performance by Borrower of its obligations thereunder will, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or a breach of any provision contained in the Certificate of Incorporation, the Bylaws or any agreement, instrument or document to which Borrower is now a party or by which it is bound, and will not give rise to any default under, or to any acceleration of or right to accelerate the maturity of any obligation set forth in, any such agreement, instrument or document.

                  (6) No Material Litigation. There are no actions, suits, proceedings or claims pending or, to the knowledge of Borrower, threatened against Borrower which may have, individually or in the aggregate, a Material Adverse Effect.

                  (7) No Violation. Borrower is not in violation of any applicable statute, regulation or ordinance of any Governmental Authority applicable to it or its properties, which violation may have a Material Adverse Effect.

                  (8) Use of Proceeds. The proceeds of the Loan will be used solely for the purposes specified in Section 3.01(v). None of the Loan proceeds will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U, Regulation X, Regulation G or Regulation T of the Board of Governors of the Federal Reserve System, or for the purpose of reducing or retiring any Debt which was originally incurred to purchase or carry "margin stock" or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation U, Regulation X or Regulation
         G. As of the Closing Date, Borrower does not own any "margin stock".

                  (9) No Liens. Borrower has good and marketable title to the Collateral, and to all of its properties and assets, free and clear of all Liens other than Permitted Liens.

                  (10) Indebtedness. Borrower has no Debt (including guaranty, reimbursement or other contingent obligations) except for the Loan and its obligations under the Transaction Documents.

                  (11) Material Agreements. Borrower is not a party to any Material Agreements other than the Loan Documents and the Transaction Documents, except as otherwise agreed to in advance in writing by Lender.

                  (12) Investment Company. Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940.

                  (13) Material Facts. There is no fact or circumstance known to Borrower or General Partner that might materially and adversely affect the ability of Borrower to perform its obligations under this Agreement and that Borrower has failed to disclose to Lender in writing.

                  (14) ERISA. Borrower does not maintain or contribute to any Plan or has any withdrawal liability in connection with a Plan.

                  (15) Taxes and Assessments. All federal, state, local and foreign tax returns, reports and statements required to be filed by Borrower have been filed with the appropriate Governmental Authority, and all taxes and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest or late charge has been paid. Borrower has paid when due and payable all taxes required to be paid by it. Borrower does not have any obligation under any tax sharing agreement.

                  (16) Environmental Compliance. Borrower has no knowledge of any Environmental Claim or of the presence, release or discharge of any Hazardous Materials located on the Mortgaged Property.

                  (17) Existence of Defaults. Borrower is not in default under or with respect to any contract, agreement, lease or other instrument to which Borrower is a party. No Default or Event of Default has occurred.

                  (18) Condemnation. There is no pending or, to Borrower's knowledge, threatened condemnation or similar proceeding affecting the Mortgaged Property or any part thereof, and Borrower has not received notice of any such proceeding.

                  (19) Casualty; Property Condition. To Borrower's knowledge, the Mortgaged Property has not suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition, and Borrower has not received notice of any such material damage or loss.

                  (20) Mortgaged Property Compliance. To Borrower's knowledge, the Mortgaged Property is in compliance with all applicable subdivision, platting, building, land use, safety, traffic, fire and zoning laws and requirements, and Borrower has not received notice that the Mortgaged Property is not in such compliance.

                  (21) Delinquent Taxes, etc. To Borrower's knowledge, there are no delinquent taxes, ground rents, water charges, sewer rents, assessments (including assessments payable in future installments), insurance premiums, leasehold payments, or other outstanding charges affecting the Mortgaged Property, and Borrower has not received notice of any such charges.

                  (22) Leases. No lease affecting the Mortgaged Property (i) contains an option to purchase, right of first refusal to purchase or any other similar provision or (ii) is not subordinate to the Lien of the Mortgage Loan.

                  (23) Single-Purpose Entity. Borrower, at all times since its formation, has (i) been a duly formed and existing corporation, (ii) complied with the provisions of its organizational documentation, (iii) observed all material legal requirements regarding its existence as a corporation, (iv) accurately maintained its financial statements, accounting records and other corporate documents separate from those of any other Person, (v) maintained its own bank accounts and separate books of account, (vi) paid its own liabilities from its own separate assets, and (vii) identified itself in all dealings with the public, under its own name and as a separate and distinct entity, and not as a division or a part of any other entity. Borrower has not at any time since its formation commingled its assets with those of any other Person.

                  (24) Status of Leases. To the knowledge of Borrower, (a) all of the obligations of Underlying Borrower and each counterparty under each lease affecting the Mortgaged Property have been duly performed,
         (b) there are no existing conditions which are or with notice or the passage of time would constitute a default on the part of Underlying Borrower or the counterparty under the terms of such lease, and (c) the counterparty under such lease is not entitled to any credits, reductions, offsets, defenses concessions or abatements of rent.

                  (25) Plan of Reorganization Compliance. Borrower is in compliance with all applicable terms and conditions of the Plan of Reorganization and, to Borrower's knowledge, the Underlying Borrower is in compliance with all applicable terms and conditions of the Plan of Reorganization.


                                    ARTICLE V

                                    COVENANTS

                  For so long as the Note shall remain unpaid, or any other amount is owing by Borrower to Lender hereunder or under any other Loan Document, Borrower shall:

                  SECTION V.1. Maintenance of Existence. Preserve and maintain its legal existence, rights, franchises and authority and, if applicable, qualify and remain qualified in each jurisdiction in which such qualification is required, except to the extent that failure to so qualify will not result in a Material Adverse Effect.

                  SECTION V.2. Maintenance of Records. Keep complete, accurate and separate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all of its financial transactions.

                  SECTION V.3. Maintenance of Insurance. (a) At all times (1) maintain and keep in force insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated and (2) require the Underlying Borrower to maintain in full force and effect all insurance required by the Underlying Loan Documents or, if the Underlying Loan Documents permit Borrower to specify the insurance that the Underlying Borrower must maintain, at least such insurance as is required by prudent commercial mortgage lenders loaning against security comparable to the Mortgaged Property or that Lender may specify in its reasonable discretion.

                  (b) All insurance maintained in respect of the Mortgaged Property shall incorporate Borrower and Lender as their interests may appear and shall name Lender as an additional insured and loss payee, and shall provide that no cancellation or expiration thereof shall be effective without thirty
(30) days' prior written notice of cancellation of such policy to Lender.

                  SECTION V.4. Compliance with Laws; Payment of Taxes. Comply in all respects with all laws, rules, regulations and orders of each Governmental Authority applicable to it, such compliance to include paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, provided that Borrower may contest any such tax, assessment or governmental charge in good faith and by appropriate proceedings.

                  SECTION V.5. Right of Inspection. At any reasonable time and from time to time upon reasonable notice, (1) permit Lender or any agent or representative thereof to examine and make copies and abstracts from the records and books of account of Borrower and to discuss the affairs, finances and accounts of Borrower with its officers, directors and internal accountants and with its independent accountants (if any), and (2) otherwise provide Lender or such agent or representative with any information possessed by Borrower relating to the Mortgage Loan or the Mortgaged Property and requested by Lender.

                  SECTION V.6. Compliance with Transaction Documents. Comply in all respects with all of the terms and conditions of, and not waive compliance by any other party with any provision of, the Transaction Documents.

                  SECTION V.7. Payment of Costs. Pay all costs and expenses required to be paid by it under the Transaction Documents, including the fees of Custodian and Manager.

                  SECTION V.8. Payment of Lender's Expenses. Pay to Lender (a) all reasonable costs and expenses, including reasonable fees and expenses of counsel and other advisors to Lender, incurred by or on behalf of Lender, without duplication in connection with (1) the perfection of Lender's security interest in the Collateral, and (2) the administration of the Loan prior to the occurrence or continuation of an Event of Default and (b) all costs and expenses, including fees and expenses of counsel and other advisors to Lender, incurred by or on behalf of Lender, without duplication, in connection with (1) the protection of Lender's security interest in the Collateral, (2) the negotiation, preparation, execution and delivery of any amendment, waiver or consent relating to any of the Loan Documents, (3) any litigation, contest, dispute or proceeding (whether instituted by Borrower, Lender or any other Person) in any way relating to the Collateral or any of the Loan Documents,
(4) any attempt to verify, protect, collect, sell or otherwise dispose of any Collateral following an Event of Default, and (5) the preservation of rights under and enforcement of the Loan Documents and the documents and instruments referred to therein. All such costs and expenses shall be payable upon demand and shall be additional Obligations.

                  SECTION V.9. Special Purpose Entity; Other Limitations. Not:
(1) engage in any business other than the acquisition, ownership, management and liquidation of the Mortgage Loan and/or the Mortgaged Property as contemplated by the Bylaws, the Transaction Documents and the Loan Documents, (2) commingle its assets with the assets of any other Person or fail to hold itself out to the public as a legal entity separate and distinct from any other Person, (3) merge into or consolidate with any Person or transfer all or substantially all of its assets to any Person (provided that, subject to Section 5.15, Borrower may sell all or substantially all of its assets if the cash proceeds of such sale are sufficient to, and are actually applied to, pay in full all amounts due on or in respect of the Loan and all other Obligations under the Loan Documents), (4) incur, directly or indirectly, any Debt whatsoever other than under the Loan Documents and the Transaction Documents, (5) voluntarily dissolve, terminate or liquidate in whole or in part, (6) amend its Certificate of Incorporation or any Transaction Document or fail to comply with or waive compliance with any provision thereof, (7) amend, or waive compliance with, any material provision of, the Bylaws or any Transaction Document, (8) admit any new partners (other than Affiliates of partners existing upon consummation of the transactions contemplated by the Loan Documents), (9) grant or permit to exist any Lien on any of its assets other than Permitted Liens or other Liens in favor of Lender,
(10) enter into any Material Agreement, (11) acquire any asset without Lender's prior written approval or acquire any "margin security" as defined by any regulation of the Federal Reserve Board, or (12) establish any subsidiaries.

                  SECTION V.10. Reporting and Miscellaneous Document Requirements. Furnish to Lender:

                  (1) Financial Statements. Not later than five (5) Business Days following the completion thereof, any reports and/or financial statements prepared for delivery to the shareholders, or any of them, of Borrower, together with such supporting documents, exhibits, invoices and calculations of distributions as are necessary in Lender's reasonable judgment for the administration of the Loan. No later than fifteen (15) days following the end of each month, Borrower shall deliver or cause to be delivered to Lender (i) an income and expense statement showing the results of operations and distributions for the preceding month and the fiscal year to date, and (ii) a comparison of actual income and expenses to the income and expenses projected in the Property Operating Budget (which may consist of the equivalent report delivered by Manager to Borrower pursuant to Section 3(i) of the Management Agreement).

                  (2) Certificate of No Default. Within forty-five (45) days after the end of each of the first three quarters of each fiscal year and within ninety (90) days after the end of each fiscal year (commencing, in the latter case, with the fiscal year ending September 30, 1998), a certificate of the President of the Borrower stating that, to the best of his or her knowledge, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, specifying the nature thereof and the action that is proposed to be taken with respect thereto.

                  (3) Notice of Litigation. Promptly following the commencement thereof, notice of any and all actions, suits and proceedings before any court, arbitrator or administrative body affecting Borrower or all or any part of the Collateral which, if determined adversely to Borrower, could result in a Material Adverse Effect.

                  (4) Negotiations with Prospective Purchasers, etc. From time to time, as such developments occur or as reasonably requested by Lender, reports, in reasonable detail, of the nature and status of any material negotiations between Borrower, any tenants of the Mortgaged Property, any prospective purchasers of the Mortgaged Property and the holder or holders of any other Liens or interests in the Mortgaged Property, or any combination of any such Persons, with respect to the Mortgage Loan, the Mortgaged Property or any lease, lien or interest of or in the Mortgaged Property.

                  (5) Notice of Defaults and Events of Default. As soon as possible and in any event within two (2) Business Days after Borrower becomes aware of the occurrence of a Default, Event of Default or event or circumstance that can reasonably be expected to result in a Material Adverse Effect, a written notice setting forth the details of such Default, Event of Default or event or circumstance and the action that is proposed to be taken with respect thereto.

                  (6) Notice of Corporate Events. Promptly, and in any case prior to the effective date of any of the following, a written notice setting forth the details of any capital call, any proposed amendment of the Bylaws, the proposed transfer of all or any portion of any interest in Borrower or the occurrence of any event or other circumstance that has resulted or would result in a transfer of any of the interests in Borrower or withdrawal from Borrower of a shareholder or any proposed liquidation or dissolution of Borrower.

                  (7) Budgets. A copy of each proposed modification or amendment of the Operating Budget or the Property Operating Budget. In addition, Borrower shall submit to Lender for Lender's approval its proposed Property Operating Budget for the calendar year 1999 on or before December 1, 1998.

                  (8) Mortgage Loan Correspondence. No more than five (5) Business Days following its receipt or delivery thereof, a copy of each written notice, statement, request, consent or other written transmittal delivered by or on behalf of Borrower to the Underlying Borrower or received by Borrower from the Underlying Borrower.

                  (9) New Places of Business. Not later than thirty (30) days after any change of Borrower's principal place of business, written notice thereof and financing statements, if required by applicable law, to perfect or continue the perfection of Lender's Liens in the Collateral.

                  (10) Environmental Notices. Not later than two (2) Business Days after becoming aware thereof, written notice, in reasonable detail, of: (a) any proceeding, investigation or inquiry commenced or threatened, or any Environmental Claim asserted, by any Governmental Authority with respect to any Hazardous Materials on, in, under or emanating from the Mortgaged Property; and (b) any occurrence or condition on the Mortgaged Property or on any real property adjoining the Mortgaged Property that Borrower, consistent with prudent commercial loan servicing standards, then believes is likely to lead to an Environmental Claim against the Underlying Borrower, Borrower or Lender and that might involve remediation cost or liability in excess of $100,000.

                  (11) Casualty; Condemnation. Not later than two (2) Business Days after becoming aware thereof, written notice of (a) any uninsured or partially uninsured material loss of the Mortgaged Property or any material portion thereof, (b) any termination or cancellation of any insurance policy that the Underlying Borrower or Borrower is required to maintain, or (c) the commencement of, or the threatened commencement of, any proceeding for the expropriation of the Mortgaged Property or any material portion thereof.

                  (12) General Information. Promptly, such other information respecting the business, condition (financial or otherwise), results of operations or properties of Borrower as Lender may from time to time reasonably request.

                  SECTION V.11. Management of Mortgaged Property. (1) Borrower shall cause Manager promptly to deliver to Lender, or Borrower shall deliver to Lender promptly following Borrower's preparation or receipt thereof, a copy of any and all Property Operating Budgets for Lender review and approval, and all reports, notices, statements, copies of correspondence and other materials delivered or required to be delivered to Borrower or any partner of Borrower by Manager; provided that Borrower, at a minimum, shall cause Manager to deliver to Lender, or Borrower shall deliver to Lender the reports and information described on Exhibit C hereto. In addition, Borrower shall deliver or cause to be delivered to Lender, promptly following Borrower's receipt thereof from Manager, a copy of each report delivered pursuant to any of Sections 2(e) and 3(i) of the Management Agreement (or the comparable reports delivered pursuant to any successor Management Agreement).

                  (2) Borrower shall not replace Manager under, amend in any material respect or terminate, the Management Agreement without Lender's prior written approval, or enter into a successor Management Agreement without Lender's prior written approval. Borrower shall fully perform all of its obligations under the Management Agreement and shall enforce the obligations of Manager under the Management Agreement in all respects.

                  (3) Borrower agrees to manage, or cause the management of, the Mortgage Loan and (if acquired) the Mortgaged Property in accordance with (i) applicable law, (b) the terms of this Agreement, (c) servicing standards and asset management standards for nonperforming commercial mortgage loans and their related properties that are customarily employed by prudent managers servicing comparable loans for their own account and prudent asset managers managing comparable properties for their own account, and (d) the Business Plan and Property Operating Budget.

                  SECTION V.12. Acquisition of Mortgaged Property. (1) On or before May 30, 1998, Borrower shall take title to the Mortgaged Property in accordance with the terms and conditions of the Plan of Reorganization prior to taking title to the Mortgaged Property and extinguishing of the indebtedness of the Underlying Borrower in respect of the Mortgage Loan, Borrower shall cause to be provided to Lender a duly executed first mortgage, deed of trust, assignment of leases and rents, security agreement and fixture filing (or similar instrument or instruments) in favor of, and in form and substance satisfactory to, Lender (a "Lender Mortgage"), that encumbers the Mortgaged Property, which Lender Mortgage shall name Lender or its designee as the mortgagee thereon or the beneficiary thereof and be in recordable form in accordance with applicable law. In connection with granting a Lender Mortgage, Borrower shall also (1) execute and deliver to Lender such other documents and instruments necessary to perfect Lender's Lien as Lender may request, (2) cause to be delivered to Lender a mortgagee title insurance policy issued by a title insurance company acceptable to Lender and insuring Lender Mortgage as a first-priority Lien on the Mortgaged Property and (3) take such other actions in connection with the execution and delivery of the Lender's Mortgage as Lender shall reasonably request. All costs and expenses in connection with the preparation, execution, delivery and filing or recording of any Lender Mortgage and related documentation, all title insurance premiums and any filing or recording tax or other charges with respect thereto shall be paid by Borrower.

                  (2) Borrower shall not acquire the Mortgaged Property (whether by foreclosure, deed in lieu of foreclosure or otherwise) without the prior written consent of Lender. In connection with any such proposed acquisition, Borrower shall, at its expense, furnish to Lender such environmental assessments, appraisals or other documents with respect to the Mortgaged Property as Lender shall reasonably request.

                  SECTION V.13. Fictitious Name, etc. Borrower shall not use any fictitious name or "d/b/a" unless, not later than thirty (30) days after its has commenced using such fictitious name or "d/b/a", Borrower shall file any financing statement necessary to continue the perfection of Lender's security interest in the Collateral.

                  SECTION V.14. Transfers of Shareholder Interests. Without the prior written consent of Lender, Borrower shall not permit any shareholder of Borrower to transfer or pledge, whether directly or indirectly, by operation of law or otherwise, any of the shareholder interests in Borrower or permit any change in its ownership except with respect to transfers among such shareholders.

                  SECTION V.15. Notice of Sale. Borrower shall not sell the Collateral or any material portion thereof unless Borrower shall have provided Lender with ten (10) days' prior written notice of such proposed sale and the terms and conditions thereof.

                  SECTION V.16. Major Decisions. Without the prior written consent of Lender, Borrower shall not (1) commence any proceeding against the Underlying Borrower, any guarantor of the Mortgage Loan or otherwise with respect to the Mortgage Loan, or the Mortgaged Property, or exercising any other remedies under the Underlying Loan Documents or otherwise with respect to the Mortgage Loan; (2) amend, extend, renew or otherwise modify the Mortgage Loan or any Underlying Loan Document or grant (by action or inaction) any consent, waiver, or indulgence thereunder, or enter into any other agreement or grant any other consent (oral or written ) the effect of which would be to (A) permit any lease of space at the Mortgaged Property or permit or effect any amendment, modification, assignment, subletting, termination, non-disturbance, termination or surrender of or with respect to any such lease (provided that Borrower may permit the leasing or related actions in a manner expressly permitted by the Underlying Loan Documents), (B) permit any application of funds, including without limitation condemnation and insurance proceeds and funds to be paid by the Underlying Borrower under the Underlying Loan Documents, or deposited into or withdrawn from any accounts maintained pursuant to the Underlying Loan Documents, (C) change the nature of any party's obligations under or with respect to the Underlying Loan Documents or (D) permit the transfer or encumbrance of the Mortgaged Property or any portion thereof; (3) enter into any agreement with any other holders of Liens or claims with respect to the Mortgaged Property which subordinates or impairs the Lien priority of the Underlying Loan Documents; (4) enter into any agreement or settlement, or give any consent, with respect to the condemnation of all or any material portion of the Mortgaged Property; (5) following the Closing Date (i) amend the existing Plan of Reorganization or (ii) offer, propose or vote to approve any reorganization plan or interim cash collateral agreement, or any other agreement relating to creditors' rights, or participate in any manner in any action or proceeding under applicable insolvency law with respect to Underlying Borrower or the Mortgaged Property; or (6) offer, propose or vote to approve or direct the Disbursing Agent or the Liquidating Agent with respect to any action or matter in connection with the Disbursing Agreement or the Liquidating Trust Agreement, including, without limitation, any payments or disbursements other than pursuant to the Property Operating Budget.

                  SECTION V.17. Further Assurances. Borrower shall promptly (1) cure any defects in the execution and delivery by it of the Loan Documents, and
(2) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the Collateral, to correct any omissions in the Loan Documents, to better and more effectively carry out the intents and purposes of any Loan Document, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents as may be necessary or desirable in connection therewith.

                  SECTION V.18. Property Operating Budget. Lender shall have received from Borrower a draft Property Operating Budget for the period [May 1,] 1998 to December 31, 1998 prepared by Borrower no later than the earlier of (i) seven (7) days from the date Borrower or its nominee takes title to the Mortgaged Property and (ii) thirty (30) days from the Closing Date.


                                   ARTICLE VI

                                EVENTS OF DEFAULT

                  SECTION VI.1. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

                  (1) Monetary Default. Borrower's default in (i) the payment of any interest (which shall be payable in respect of each Interest Accrual Period on the related Payment Date whether or not Net Cash Flow is sufficient therefor) or other Obligation when due and payable or
         (ii) in the payment of principal of the Loan after the same shall become due and payable, whether at stated maturity, by declaration or otherwise.

                  (2) Other Covenants; Representations and Warranties. (i) Borrower's default in the performance of or compliance in any material respect with any of its other obligations under any Loan Document, and the continuation thereof for a period of thirty (30) days after delivery to Borrower of notice thereof; or (ii) any representation or warranty of Borrower contained herein shall be inaccurate in any material respect when made, and such inaccuracy shall not be corrected or cured within a period of thirty (30) days after delivery to Borrower of notice thereof.

                  (3) Voluntary Petition. Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other similar relief with respect to itself or its debts or other liabilities under any federal or state bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it under any federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or shall make a general assignment for the benefit of its creditors.

                  (4) Involuntary Proceeding. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Borrower in an Involuntary Proceeding or other similar proceeding under any federal or state bankruptcy, insolvency or other similar law now or hereafter in effect or appointing a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and the continuance of any such decree or order in effect and unstayed for a period of thirty (30) days.

                  (5) Transfer of Collateral. The sale, transfer, pledge, hypothecation, or other transfer of an interest in, directly or indirectly, any part of the Collateral, unless upon such sale or other disposition all Obligations are fully paid.

                  (6) Judgments. Any judgment or order for the payment of money in excess of $100,000 (excluding amounts covered by insurance) shall be rendered against Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

                  (7) Loan Documents. At any time, for any reason, (i) any Loan Document ceases to be in full force and effect or Borrower seeks to repudiate its obligations thereunder and any Liens intended to be created thereby are, or Borrower seeks to render such Liens, invalid and unperfected, or (ii) (a) any one or more Liens in favor of Lender contemplated by any of the Loan Documents shall, at any time, for any reason, not constitute a valid and enforceable, perfected, continuing, first-priority security interest, or shall be subordinated, in either case, to the extent that the perfection of a security interest therein is governed by the UCC as in effect in any applicable jurisdiction, or
         (b) any one or more Liens in favor of Lender contemplated by any of the Loan Documents shall, at any time, for any reason, in any material respect not constitute valid and enforceable Liens of the priority contemplated by such Loans Documents or shall be subordinated in any material respect.

                  (8) Change in Constitution of Borrower. There shall occur any violation of Section 5.14.

                  SECTION VI.2. Consequence of Event of Default. If an Event of Default shall have occurred and be continuing, Lender may, by notice to Borrower, at any time and from time to time, do any one or more of the following:

                  (1) Acceleration. Declare the Principal Amount to be forthwith due and payable, whereupon the Principal Amount, together with accrued interest thereon and all other Obligations, shall become forthwith due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note or any other Loan Document to the contrary notwithstanding;

                  (2) Legal and Equitable Remedies. Exercise whatever rights and remedies are given to it by law or equity or by this Agreement, the Note, the Security Agreement or any other Loan Document, whether for specific performance of any agreement therein or in aid of the exercise of any power granted in such document or otherwise;

                  (3) Additional Interest. Impose, during the continuance of an Event of Default and in accordance with Section 2.03, an interest rate on overdue amounts payable in respect of the Loan at the Default Rate; and

                  (4) Default Administration Fee. Impose, as reimbursement and compensation for the additional internal expenditures, administrative expenses and other costs associated with actions to be taken in connection with an Event of Default, and regardless of whether Lender shall have commenced the exercise of any other remedy, the Default Administration Fee, which shall be an additional Obligation payable upon demand.

Notwithstanding the foregoing, if an Event of Default specified in paragraph (c) or (d) of Section 6.01 occurs, the Principal Amount shall automatically become immediately due and payable, together with accrued interest thereon, without any action by Lender and without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. No remedy is intended to be exclusive, and each remedy shall be cumulative.


                                   ARTICLE VII

                                  MISCELLANEOUS

                  SECTION VII.1. Modification of Agreement. This agreement may not be modified or amended except by an agreement in writing signed by Borrower and Lender.

                  SECTION VII.2. No Waiver by Lender. Lender's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not effect a waiver of or otherwise diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default shall not suspend, waive or affect any other Event of Default, whether the same is prior to subsequent thereto and of the same or of a different type. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement and no Event of Default shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing signed by an authorized representative of Lender and directed to Borrower specifying such suspension or waiver.

                  SECTION VII.3. Non-Recourse. Anything contained herein, in the Note or in any other Loan Document to the contrary notwithstanding, no recourse shall be had for the payment of the principal or interest on the Note or for any other Obligation hereunder or for any claim based hereon or thereon or otherwise in respect hereof or thereof against Manager, any director, officer, employee or shareholder of Borrower or any partner, director, shareholder, officer or employee of any partner or shareholder of Borrower or Manager. Notwithstanding the foregoing (1) nothing in this Agreement shall (a) prevent recourse to any Collateral that is pledged by Borrower, (b) constitute a waiver, release or discharge of any Obligation, and the same shall continue until paid or discharged in full, or (c) be construed or be deemed to relieve or release Borrower from personal liability for damages actually incurred by Lender (i) as a result of the fraudulent conduct of Borrower or any of Borrower's shareholders, directors, officers, employees or agents (collectively, the "Borrower Parties") in connection with this Loan, including the misapplication of any cash collected with respect to the Collateral or its disposition, (ii) if any of the representations and warranties set forth in this Agreement, or any other instrument, document or certificate delivered pursuant to this Agreement or in connection with the making of the Loan shall prove to have been intentionally false or misleading in any material respect, (iii) for any tenant security deposits in the possession of any of the Borrower Parties and not turned over to Lender upon foreclosure, sale pursuant to power of sale, or conveyance by deed in lieu of foreclosure of the Mortgaged Property, (iv) for insurance proceeds and condemnation proceeds or awards received by any of Borrower Parties and not turned over to Lender or used by any of the Borrower Parties for restoration or repair of the Mortgaged Property in accordance with the terms of this Agreement, or (v) for any Collections not deposited in the Borrower Collection Account or otherwise not applied in accordance with the terms of this Agreement or as approved by Lender in writing and (2) the exculpation from personal liability of Borrower shall be of no further force and effect (a) if the Collateral or any part thereof shall become an asset in a voluntary bankruptcy or insolvency proceeding in respect of Borrower or any Affiliate of Borrower or (b) if an Event of Default occurs and continues and Lender or its designee fails to obtain title to the Mortgage Loan or the Mortgaged Property pursuant to an exercise of a power of sale, a consensual foreclosure or a conveyance in lieu of foreclosure within one hundred and eighty
(180) days of notice to Borrower of such Event of Default by reason of Borrower's impeding or restricting any action to enforce this Agreement or any other Loan Document or failing to deliver to Lender or its designee all instruments necessary to convey title to the Mortgage Loan or the Mortgaged Property free and clear of all liens and encumbrances.

                  SECTION VII.4. Indemnification. Borrower shall indemnify Lender and its officers, directors, employees, representatives and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not such indemnified Person is a party thereto) related to the entering into and/or performance of any Loan Document or the use of proceeds of the Loan hereunder or the consummation of any other transactions contemplated in any Loan Document, including the reasonable fees and expenses of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or wilful misconduct on the part of the Person to be indemnified).

                  SECTION VII.5. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable laws, then to the extent permitted by law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  SECTION VII.6. Parties. (1) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of Borrower and Lender; provided that Borrower may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of Lender, which Lender may withhold in its sole discretion.

                  (20 Lender may sell, transfer, grant or assign all or any part of Lender's interest and obligations hereunder, including by way of participations.

                  (30 Upon the effectiveness of any assignment of Lender's rights and/or obligations in accordance with its terms, the assignee shall become a "Lender" for all purposes of this Agreement and the other Loan Documents. To the extent of such assignment and of the amount being assigned, the assigning Lender shall be relieved of its obligations hereunder. Upon effectiveness of any such assignment and surrender of the appropriate promissory note, Borrower shall promptly provide to the assigning Lender and to the assignee separate promissory notes in the amount of their respective interests substantially in the form of Exhibit A (but, if applicable, with notation thereon that such promissory notes are given in substitution for and replacement of the original Note or any replacement promissory notes therefor).

                  (40 Lender shall have the right to disclose, on a confidential basis, all information it has received from Borrower to prospective assignees or participants.

                  SECTION VII.7. Waivers by Borrower. Except as otherwise provided for in this Agreement, Borrower waives presentment, demand and protest and notice of presentment, demand, protest, default, nonpayment and maturity.

                  SECTION VII.8. Debtor-Creditor Relationships; No Partnership. The relationship between Borrower and Lender is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Lender and Borrower or to create an equity in any asset in Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any other Person with respect to the Mortgage Loan except as expressly provided in the Loan Documents. Notwithstanding any provision of the Loan
Documents: (1) Lender is not, and shall not be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower; (2) Lender shall in no event be liable for any debts, expenses or losses incurred or sustained by Borrower; and (3) Lender shall not be deemed responsible for, or a participant in, any acts, omissions or decisions of Borrower. Lender and Borrower disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Lender and Borrower, or to create an equity in any asset in Lender, or any sharing of liabilities, losses, costs or expenses.

                  SECTION VII.9. Governing Law; Submission to Non-exclusive Jurisdiction; Waiver of Objection to Inconvenient Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of law. Borrower and Lender hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York County for purposes of all legal proceedings arising out of or relating to this Agreement. Each of Borrower and Lender irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

                  SECTION VII.10. Wavier of Jury Trial. Each of Borrower and Lender hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement, the Collateral or the transactions contemplated hereby.

                  SECTION VII.11. Restoration of Set Aside. If, for any reason, any portion of Borrower's payments to Lender pursuant to this Agreement is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revived and shall continue in full force and effect as if said payment or payments had not been made, and Borrower shall be liable for the full amount Lender is required to repay plus any and all costs and expense (including (i) attorneys' fees and expenses and (ii) attorneys' fees and expenses incurred pursuant to the Bankruptcy Code) paid by Lender in connection therewith.

                  SECTION VII.12. Notices. All notices, requests, demands and other communications required under the terms and provisions hereof shall be in writing and shall become effective when delivered by hand or received by telecopier, telegram, certified or registered mail, postage prepaid, or an established overnight delivery service, addressed as follows:

                  If to Lender:

                        Merrill Lynch Mortgage Capital Inc.
                        World Financial Center, North Tower
                        250 Vesey Street
                        New York, New York 10281

                        Attention:  David Mahoney
                        Facsimile No.: (212) 449-0735
                        Confirmation: (212) 449-9293

                  With a copy to:

                        Sidley & Austin
                        875 Third Avenue
                        New York, New York 10022

                        Attention:  George Petrow
                        Facsimile No.: (212) 906-2021
                        Confirmation: (212) 906-2000


                  If to Borrower:

                        Resource Properties XLIX, Inc.
                        The Ledgewood Law Firm Building
                        1521 Locust Street, Suite 400
                        Philadelphia, Pennsylvania 19102

                        Attention: Scott Schaeffer
                        Facsimile No.: (215) 546-5388
                        Confirmation: (215) 546-2005

                  With a copy to:

                           Ledgewood Law Firm
                           1521 Locust Street
                           Philadelphia, Pennsylvania 19102

                           Attention: Jeffrey Brotman
                           Facsimile: (215) 735-5005
                           Confirmation: (215) 731-5388
or to such other address as the party to receive the notice shall designate by notice to the other party.

                  SECTION VII.13. Headings and References. The headings used in this Agreement are for convenience only and constitute no part of this Agreement, and references herein to Articles, Sections, paragraphs or clauses, unless otherwise specified, are to the Articles, Sections, paragraphs or clauses of this Agreement.

                  SECTION VII.14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

                  SECTION VII.15. Survival of Representations and Warranties. All representations and warranties made by Borrower herein or in the other Loan Documents shall survive delivery of the Note and the making of the Loan hereunder.

                  SECTION VII.16. Entirety. The Loan Documents represent the entire agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether express or implied, written or oral.

                         [Signatures begin on next page]

                  IN WITNESS WHEREOF, the parties hereto have each caused this Loan Agreement to be duly executed, as of the day and year first above written.

                                  RESOURCE PROPERTIES XLIX, INC.



                                  By:________________________________________
                                     Name:  Scott Schaeffer
                                     Title: President



                                  MERRILL LYNCH MORTGAGE CAPITAL INC.



                                  By:________________________________________
                                     Name:  David W. Mahoney
                                     Title: Vice President